UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

January 17, 2017

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No.

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯☐ Written communications pursuant to Rule 425 under the Securities Act
☐⁯ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐⁯ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐⁯ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.

A press release will be disseminated on January 24, 2017 containing the following information presented in this Current Report on Form 8-K:

On January 17, 2017, the Governors of the University of Alberta received a "No Objection Letter" from Health Canada to its Clinical Trial Application utilizing the AAGP™ molecule owned by ProtoKinetix, Incorporated (the "Company") entitled: "Clinical Study using Antiaging Glycopeptide (PKX-001) in Islet Transplantation". This authorization will allow the clinical trial group to enroll Canadian patients into the study.  The study will test the effects of using PKX-001 (designation given to the drug product AAGP™ molecule) on islet cells treated prior to transplantation into human test subjects as an addition to the already established Edmonton Protocol for the treatment of Type 1 Diabetes.

Please see this link for information about the Edmonton Protocol:  https://en.wikipedia.org/wiki/Edmonton_protocol.

"We have been very fortunate to have worked with ProtoKinetix on a series of highly compelling bench-top studies with their anti-aging glycopeptide compound AAGP™ in our islet research lab. Based on that data, and the early exciting finding that AAGP™ can protect human islets in a powerful way against both the stress of engraftment and toxic effects of antirejection drugs, we have now reached a pivotal step of beginning human trials in the clinic. The trial is approved and we now eagerly await the early results in patients. If the findings translate to the clinic in a manner that reflects the preclinical studies, AAGP™ has the potential to substantially improve outcomes in patients receiving islet transplants today, and future stem cell therapies." Dr. James Shapiro, M.D., Ph.D., FRCSC, Director of Clinical Islet Transplant Program, University of Alberta.

Please see this link for Dr. James Shapiro's biography:  http://www.protokinetix.com/about/james-shapiro/.

"This is a major milestone for ProtoKinetix as we advance our lead development program into clinic trials and affirms our ability to meet development timelines. This would not have been possible without the participation and dedication of not only our management team but also the team at the University of Alberta.  My sincere thanks to them all." Clarence Smith, President, CEO and Chairman of the Board of ProtoKinetix.

About the PKX-001 Study Utilizing the Company's AAGP™ molecule

PKX-001 is the designation given to the drug product molecule of the AAGP™ family.  Islet cell transplants are well recognized as a viable and effective treatment for T1 diabetes.  The PKX-001 Study will treat islet cells with PKX-001 prior to transplantation into human test subjects. The clinical trials will be assessing any side effects or physiological damage to the test subjects. The study will also be looking for indications of protection from tacrolimus toxicity and enhanced engraftment survival of the transplanted cells. The trail follows extensive preclinical evaluation in animal models.

The Company is a molecular biotechnology company that has developed and patented a family of hyper stable, potent glycopeptides (AAGP™) that enhance both engraftment and protection of transplanted cells used in regenerative medicine. Due to the results achieved over the last four years of testing, the University of Alberta has received an Investigational Testing Authorization from Health Canada to enter into a Phase 1/2 human clinical trial at the University of Alberta. Additional studies will be expanded to include whole organ transplantation and other cell therapies used in regenerative medicine.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in herein includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act").  All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. These forward looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases.  Although we believe that the expectations reflected in these forward looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance.  Among these risks are those set forth in a Form 10-K filed on March 30, 2016. It is important that each person reviewing this release understand the significant risks attendant to the operations of ProtoKinetix. ProtoKinetix disclaims any obligation to update any forward-looking statement made herein.

For further information, please contact:

Clarence E. Smith
President and Chief Executive Officer

Telephone:   304-299-5070
Email:             csmith@protokinetix.com
Twitter:         @ProtoKinetix

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 23rd day of January 2017.

ProtoKinetix, Incorporated

By:	/s/ Clarence E. Smith
Clarence E. Smith, President & CEO